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                                                                     Exhibit 99

        Press Contact: Gregory Reaves           Investor Contact: Laura Jordan
                       (908) 423-6022                             (908) 423-5185

            MERCK CITES STRONG GROWTH IN PRESENTATION TO ANALYSTS

        Momentum of Key Products Fuels Confidence in Company's Future

WHITEHOUSE STATION, N.J., Dec. 12, 2000 - Merck has created a strong platform for growth and is delivering outstanding performance, Merck Chairman, President and CEO Raymond V. Gilmartin told more than 300 securities analysts today at the Annual Business Briefing.

"As a company, Merck is totally focused on growth," said Mr. Gilmartin. "And, we have made significant investments in those areas that can enable us to achieve our goal to be a top-tier growth company over the long term: cutting-edge science, strong and innovative new products, and Merck-Medco, the nation's leading provider of pharmacy care.

 "We are now seeing exceptional evidence of our strength and our future potential," Mr. Gilmartin said. In six of the last seven quarters, Merck's revenue growth for its pharmaceutical and vaccine businesses worldwide ranked either number one or two within the industry. For the last three consecutive quarters, Merck's revenue growth ranked No. 1 in the pharmaceutical industry.

Joining Mr. Gilmartin in detailing the Company's performance were: David Anstice, president, Human Health - The Americas; Richard Clark, president, Merck-Medco; Judy Lewent, senior vice president and chief financial officer; Per Wold-Olsen, president, Human Health - Europe, Middle East & Africa; and Edward Scolnick, M.D., president, Merck Research Laboratories, and executive vice president, Science and Technology.

INVESTING IN GROWTH

Merck continues to deliver strong revenue growth, said Ms. Lewent, who provided details on Merck's recent financial performance and strategic initiatives. Ms. Lewent said that Merck:

|X| Increased revenues from Merck's five key product growth drivers from 20 percent of global human health sales in 1995* to 58 percent in the third quarter 2000. In addition, the revenues from medicines that will lose patent protection by 2002 have decreased from 53 percent of global human health sales in 1995* to 30 percent in the third quarter 2000.

* Global human health sales in 1995 include 50 percent of the sales of Prilosec, which Merck reflected in its financial statements as part of Equity Income from Affiliates.


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|X|  Increased its investment in marketing and administration by 22 percent through the third quarter 2000 and estimates a full year 2000 SG&A (sales, general and administrative) expense growth rate in the high teens. SG&A estimated growth for 2001 is in the low double digits.

|X| Will increase its U.S. field sales force by approximately 1,500 representatives over the next 18 months to prepare for new product launches and maintain the momentum of Merck's existing portfolio.

|X| Will increase its investment into external research activities, from more than $200 million in the past three years to approximately $250 million during the next three years.

In looking ahead at tax rates, Ms. Lewent said Merck expects its tax rate for 2000 to be 30 to 30.5 percent and told analysts that it would be reasonable to expect the 2001 tax rate to be consistent with Merck's tax rate in 2000.

Finally, in commenting on the outlook for 2001, Ms. Lewent announced that Merck is comfortable with the First Call range of analysts earnings per share (EPS) estimates of $3.15 to $3.25. For the remainder of this year, the Company reiterated its comfort with fourth quarter 2000 EPS estimates of $0.73 to $0.76 per share.

FIVE KEY MEDICINES DRIVE GROWTH

David Anstice and Per Wold-Olsen highlighted the outstanding performance of Vioxx, Merck's newest product, along with Zocor, Fosamax, Singulair and Cozaar/Hyzaar. Mr. Anstice and Mr. Wold-Olsen said that strong sales growth was driven by a focus on targeted audiences with compelling messages and effective use of sales forces. In addition, they noted that many opportunities for growth remain because these medicines are used to treat important medical conditions that are either significantly underdiagnosed or undertreated.

VIOXX, Merck's once-a-day medicine for osteoarthritis and for acute pain, has become the world's fastest growing prescription arthritis medicine, and it is already Merck's second-largest selling medicine. Vioxx is the only COX-2 indicated in the United States both for osteoarthritis and acute pain, such as pain following knee or hip replacement and dental surgery.

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In November, The New England Journal of Medicine published the results of VIGOR,
Merck's Vioxx Gastrointestinal Outcomes Research study. Merck filed with the
Food and Drug Administration (FDA) for labeling changes in June 2000 based on the gastrointestinal safety data from this 8,000 patient study. An FDA Advisory Committee will review Merck's application for these labeling changes on Feb. 8, 2001. In addition, clinical programs are underway to explore other potential benefits of Vioxx: treatment of chronic pain and rheumatoid arthritis;
prevention and treatment of Alzheimer's disease; and prevention of colon polyps.

ZOCOR, Merck's cholesterol-modifying medicine, continues its strong growth backed by studies showing that Zocor can favorably impact all major lipid parameters: LDL (bad cholesterol), HDL (good cholesterol) and triglycerides. At higher doses, Zocor has been proven superior to its major competitor at raising HDL, a risk factor for heart disease.

Mega-studies with Zocor are ongoing in 40,000 patients including women, the elderly and people with diabetes. In the United States, the market for "statin" medicines continues to expand at about 20 percent a year. Opportunities for growth still remain because only about 40 percent of Americans with heart disease take a prescription cholesterol-lowering medicine.

FOSAMAX, the leading medicine worldwide for the treatment of postmenopausal osteoporosis, continues to show outstanding growth. Fosamax is the only non-hormonal osteoporosis agent indicated to reduce the risk of hip fractures. Merck has launched a novel once-weekly dosage of Fosamax in the United States and has received its first European Union approval in the United Kingdom. The new formulation may make Fosamax more convenient for many women, and extends its patent life in the once-weekly form to 2018. Fosamax also received approval for use in men with osteoporosis. Approximately one in five people with osteoporosis are men.

Singulair, Merck's once-a-day pill for asthma control, is the only once-a-day leukotriene receptor antagonist for the prevention and chronic treatment of asthma and the first asthma controller therapy in more than 15 years to be approved for children as young as two years.

Singulair is now approaching prescription market leadership in the United States and is one of the top-selling asthma controllers worldwide. Singulair has been shown to reduce day-time asthma symptoms and night-time awakenings, reduce the number of asthma attacks, improve lung function, and improve overall asthma control in patients age 2 through adulthood, with a demonstrated safety profile.

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Singulair is not a steroid and may improve compliance because it is an oral rather than an inhaled medication. These advantages give Singulair the potential to become the leading medicine for asthma control.

COZAAR AND HYZAAR were the first of a new class of well-tolerated high blood pressure medicines called A-II antagonists. Despite multiple competitors, they remain the most widely prescribed drugs in their class and the third most frequently prescribed branded anti-hypertensive medication in the world. Growth continues as physicians continue to recognize the excellent efficacy and tolerability of these products. Merck is currently evaluating the effects of once-daily Cozaar and Hyzaar on morbidity and mortality in three ongoing mega-trials involving more than 15,000 patients.

MERCK-MEDCO EXTENDS ITS LEAD IN PHARMACY CARE

Richard Clark said Merck-Medco is extending its lead in coordinated pharmaceutical care by providing superior service in clinical programs, advanced pharmacy technology and the Internet. Merck-Medco now serves more than 65 million plan members, or about one in four Americans. Merckmedco.com, the world's largest Internet pharmacy, dispenses more than 100,000 online prescriptions per week. New online prescriptions are growing by more than 30 percent per quarter, and merckmedco.com sales are now larger than all other major online pharmacies combined.

Merck-Medco's key accomplishments for 2000 include the seamless integration of nearly 10 million lives as a part of the UnitedHealthcare Group contract and the acquisition of ProVantage with its five million lives. In October, Merck-Medco launched Generics First, a generic sampling and physician education program designed to drive further cost savings for plan sponsors. In April, Merck-Medco, in partnership with Readers Digest, launched YOURxPLAN, a prescription drug savings plan for consumers who either have inadequate or no prescription drug insurance. Merck-Medco's pharmacy of the future concept is expanding as it completes its second automated pharmacy in New Jersey to complement its Las Vegas pharmacy. That pharmacy now fills approximately 600,000 prescriptions per week, while maintaining the highest-dispensing quality levels in the industry.


TRANSLATING CUTTING-EDGE SCIENCE INTO BREAKTHROUGH MEDICINES

"This is the most productive time in the history of Merck research, with eight programs in Phase IIb and beyond, several important vaccines in clinical trials and new mechanism treatments in early research," Mr. Gilmartin said. "Additionally, we are on the cutting edge of new fields like genomics and gene therapy that will enable us to take further advantage of rapid advances in science."
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Merck is on track to spend $2.4 billion in research in 2000 and plans to invest
$2.8 billion in 2001. The Company is complementing its internal investments in research through significant initiatives with more than 40 research institutions and universities to ensure that Merck stays on the leading edge of science.

Dr. Scolnick provided an overview of the:

|X| integration of genomics technology into the drug discovery process throughout Merck's research laboratories.

|X| strategic expansions of Merck's research laboratories in close proximity to major west- and east- coast research intensive universities through Merck's SIBIA Neurosciences Laboratory in San Diego (now undergoing expansion) and a Boston-based basic research center (construction to begin soon).

|X| continued investment in new technologies and information that advance the rate of scientific discovery and development, such as the mouse genome sequencing project, and investments in proteomics technology, such as the Institute for Systems Biology.

Key research initiatives highlighted at the meeting were:

|X| Etoricoxib (MK-663), Merck's second COX-2 inhibitor, is the most selective COX-2 inhibitor known to be in development. Phase III studies for osteoarthritis, rheumatoid arthritis and pain are just being completed.

|X| Zocor and ezetimibe, for cholesterol control: in a partnership with Schering-Plough, ezetimibe - a cholesterol resorption inhibitor, is being evaluated for monotherapy and in combination with Zocor.

|X| Singulair is in Phase III trials for allergic rhinitis. In addition, it is being evaluated as a fixed-dose combination product with Claritin for use in allergic rhinitis under another partnership with Schering-Plough.

|X| Cancidas, a once-a-day intravenous antifungal, has demonstrated a good tolerability profile in clinical trials. Merck submitted a New Drug Application for FDA approval of Cancidas in July 2000; an FDA Advisory Committee Meeting is slated for Jan. 10, 2001.

|X| Invanz is a long-acting, injectable carbapenem antibiotic with activity against a wide range of bacteria. Merck submitted a New Drug Application for FDA approval in November 2000.

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|X|  MK-869, a substance P antagonist compound, is moving into Phase III research for chemotherapy-induced emesis.

|X|  KRP-297 is licensed from Kyorin for the treatment of type 2 diabetes.

|X| Rotavirus vaccine is under development for childhood diarrhea and dehydration and large safety studies will begin soon.

|X| Human papillomavirus vaccine is aimed at the cause of most cases of cervical cancer.

|X| Investigational HIV vaccine is in very early stages with clinical immunization regimens under study in humans.

Dr. Scolnick also announced that proof of principle has been confirmed in the Company's substance P antagonist program for depression and plans are underway for additional clinical studies.

Merck & Co., Inc. is a global, research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, Mr. Gilmartin's and Ms. Lewent's statements regarding the Company's expected growth rates and Mr. Gilmartin's and Dr. Scolnick's statements regarding Merck's product pipeline. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially is readily available in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and in its periodic reports on Form 10-Q and 8-K (if any). Copies of the Form 10-K and forms 10-Q and reports on form 8-K are available on request directed to Merck's Office of Stockholder Services.

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